Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Entero Therapeutics, Inc.

Boca Raton, FL

We consent to the incorporation by reference in this Prospectus and Registration Statement on Form S-1 of Entero Therapeutics, Inc. (the “Company”) to be filed on or about August 26, 2025 of our report dated April 1, 2025, relating to the consolidated financial statements of Entero Therapeutics, Inc. as of and for the year ended December 31, 2024 and also relating to the adjustments to the 2023 financial statements to retrospectively apply the change in accounting for Accounting Standards Update 2023-7 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.

We also consent to the reference to our firm under the heading “Experts” in this Prospectus and Registration Statement.

/s/ Macias Gini & O’Connell LLP

Melville, New York

August 26, 2025